Exhibit 99.1

Exhibit 99.1 mailto:spurtell@sftp.com
Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Record September Year-to-Date Attendance and Revenue at Six Flags

Active Pass Base up Two Percent at End of September

GRAND PRAIRIE, Texas — October 22, 2019 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced revenue was $621 million for the third quarter of 2019, a $1 million increase over the same period in 2018. The increase in revenue was attributable to attendance growth of 3 percent, or 440,000, to 14.0 million guests in the third quarter of 2019, which was partially offset by a 1 percent decrease in guest spending per capita and an expected 26 percent decrease in sponsorship, international agreements and accommodations revenue.

Net income1 for the third quarter of 2019 decreased $5 million, or 2 percent, compared to the prior year period, and diluted earnings per share decreased 2 percent to $2.11. These decreases were primarily driven by a change in a state tax law that provided a benefit in the prior year period. Adjusted EBITDA2 increased $547,000 to a record $307 million compared to the prior year period. Cash operating and selling, general and administrative costs decreased 1 percent in the third quarter of 2019 compared to the prior year period.

“We were pleased to achieve record attendance and revenue for the first nine months of 2019, with solid growth across both our legacy and newly acquired parks,” said Jim Reid-Anderson, Chairman, President and CEO. “As a team, we are laser focused on achieving our tenth consecutive record year by driving our strategic growth areas, including growing penetration of our membership programs to benefit from the enhanced loyalty and lifetime value of members.”

Total guest spending per capita for the third quarter of 2019 was $42.44, a reduction of $0.58 compared to the third quarter of 2018. Admissions per capita decreased 3 percent to $25.17 and in-park spending per capita increased $0.11 to $17.27 compared to the same period in 2018. Several factors contributed to the reduction in admissions per capita. First, there was a higher proportion of attendance from the company’s Active Pass Base, representing the total number of guests who are enrolled in the company’s membership program or who have a season pass, which puts downward pressure on admissions per capita spending. Second, the company engaged in strategically targeted promotions to drive membership penetration. Third, there were attendance gains at the company’s new parks, which have significantly lower admissions per capita than the existing parks. Finally, a portion of new membership revenue is deferred into the following year due to the 12-month commitment period spanning the calendar year-end. These impacts were partially offset by ticket price increases and sales of higher-priced membership tiers.

For the first nine months of 2019, revenue was $1.2 billion, a 3 percent increase compared to the prior year period. This increase was primarily driven by a 4 percent increase in attendance, partially offset by a 1 percent decrease in guest spending per capita and a 3 percent decrease in sponsorship, international agreements and accommodations revenue. Net income decreased $6 million, or 3 percent, and diluted earnings per share decreased 3 percent to $2.24. These decreases were primarily driven by the same change in a state tax law discussed above that provided a benefit in the prior year period. Adjusted EBITDA was $455 million for the first nine months of 2019, a decrease of less than 1 percent compared to the prior year period due to incremental costs to lease, rebrand, and fund the additional off-season carry costs for the five parks acquired in June of last year. These costs were almost entirely offset by the attendance increase mentioned above, and to a lesser extent, the company’s new park in Rockford, Illinois, which the company began operating on April 1, 2019.

Attendance at the company’s parks for the first nine months of 2019 grew to 26.7 million guests, an increase of 989,000 guests compared to the first nine months of 2018. The increase in attendance was primarily driven by the higher Active Pass Base, growth in the parks the company began operating on June 1, 2018, and the new park in Rockford, Illinois. Guest spending per capita decreased less than 1 percent to $42.86 for the first nine months of 2019, compared to the prior year period, with admissions per capita decreasing 2 percent to $25.15 and in-park spending per capita increasing 1 percent to $17.71.

The Active Pass Base increased 2 percent year-over-year as a result of the company’s continued success in upselling guests from single day tickets to memberships and season passes. The mix of memberships in the Active Pass Base increased significantly as a result of the company’s efforts to increase penetration. Members are the company’s most loyal and valuable guests, with higher revenue, retention rates and lifetime value compared to traditional season passes. Deferred revenue of $198 million, a record high for the third quarter, increased by $5 million, or 2 percent, compared to September 30, 2018.

In the first nine months of 2019, the company invested $122 million in new capital projects, net of insurance recoveries, and paid $209 million in dividends, or $0.82 per common share per quarter. The authorized amount available for share repurchases as of September 30, 2019, was $232 million. Net Debt as of September 30, 2019, calculated as total reported debt of $2,277 million less cash and cash equivalents of $212 million, was $2,065 million, representing a 3.7 times Adjusted EBITDA net leverage ratio.

Conference Call

At 8:00 a.m. Central Time tomorrow, October 23, 2019, the company will host a conference call to discuss its third quarter 2019 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through October 30, 2019 by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 7837469.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit sixflags.com.

Forward Looking Statements

The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our plans and ability to roll out our capital enhancements and planned initiatives in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions and organizational and personnel changes without adversely affecting our business, (iv) our dividend policy and ability to pay dividends on our common stock, (v) the effect of and cost and timing of compliance with newly enacted laws, regulations and accounting policies, (vi) our ability to realize future growth and execute and deliver on our strategic initiatives, (vii) our expectations regarding uncertain tax positions, (viii) our expectations regarding our deferred revenue growth, (ix) our operations and results of operations, and (x) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; accidents occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements and ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)

Net income is defined as net income available to the company net of income attributable to non-controlling interests and is consistent with Net income attributable to Six Flags Entertainment Corporation in the accompanying financial statements.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income.

Statement of Operations Data (1)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Park admissions	$352,664	$350,977	$671,252	$657,769	$823,547	$794,939
Park food, merchandise and other	242,059	232,952	472,692	451,253	574,966	546,802
Sponsorship, international agreements and accommodations	26,457	35,891	82,639	85,182	97,573	109,219
Total revenues	621,180	619,820	1,226,583	1,194,204	1,496,086	1,450,960
Operating expenses (excluding depreciation and amortization shown separately below)	189,820	188,704	482,690	455,168	602,246	560,135
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	51,241	55,600	143,630	144,735	177,747	190,669
Costs of products sold	53,508	50,081	107,296	100,064	129,035	119,417
Other net periodic pension benefit	(1,038)	(1,290)	(3,148)	(3,844)	(4,473)	(4,628)
Depreciation	30,084	29,008	87,228	84,335	116,139	112,765
Amortization	601	612	1,805	1,835	2,417	2,430
Stock-based compensation	3,903	10,183	11,347	30,772	(66,109)	47,130
Loss on disposal of assets	2,659	386	3,105	2,551	2,433	2,173
Interest expense, net	28,336	26,985	86,256	80,350	113,149	105,482
Loss on debt extinguishment	—	—	6,231	—	6,231	7
Other expense (income), net	231	(130)	(1,474)	2,159	(125)	2,390
Income before income taxes	261,835	259,681	301,617	296,079	417,396	312,990
Income tax expense (benefit)	61,626	55,260	70,644	59,498	107,001	(21,604)
Net income	$200,209	$204,421	$230,973	$236,581	$310,395	$334,594
Less: Net income attributable to noncontrolling interests	(20,376)	(20,004)	(40,753)	(40,007)	(40,753)	(40,007)
Net income attributable to Six Flags Entertainment Corporation	$179,833	$184,417	$190,220	$196,574	$269,642	$294,587

Weighted-average common shares outstanding:
Basic:	84,413	84,143	84,276	84,087	84,242	84,118
Diluted:	85,045	85,516	84,938	85,504	84,959	85,675

Net income per average common share outstanding:
Basic:	$2.13	$2.19	$2.26	$2.34	$3.20	$3.50
Diluted:	$2.11	$2.16	$2.24	$2.30	$3.17	$3.44

Balance Sheet Data

	As of
(Amounts in thousands)	September 30, 2019	December 31, 2018
Cash and cash equivalents	$211,797	$44,608
Total assets	3,020,703	2,517,328

Deferred revenue	197,674	146,227
Short-term borrowings	—	43,000
Current portion of long-term debt	8,000	—
Long-term debt	2,268,704	2,063,512

Redeemable noncontrolling interests	545,386	525,271

Total stockholders' deficit	(635,187)	(643,093)

Shares outstanding	84,517	83,962

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three, nine and twelve months ended September 30, 2019 and September 30, 2018:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income	$200,209	$204,421	$230,973	$236,581	$310,395	$334,594
Income tax expense (benefit)	61,626	55,260	70,644	59,498	107,001	(21,604)
Other expense (income), net	231	(130)	(1,474)	2,159	(125)	2,390
Loss on debt extinguishment	—	—	6,231	—	6,231	7
Interest expense, net	28,336	26,985	86,256	80,350	113,149	105,482
Loss on disposal of assets	2,659	386	3,105	2,551	2,433	2,173
Amortization	601	612	1,805	1,835	2,417	2,430
Depreciation	30,084	29,008	87,228	84,335	116,139	112,765
Stock-based compensation	3,903	10,183	11,347	30,772	(66,109)	47,130
Impact of Fresh Start valuation adjustments (2)	—	5	—	12	6	23
Modified EBITDA (3)	327,649	326,730	496,115	498,093	591,537	585,390
Third party interest in EBITDA of certain operations (4)	(20,376)	(20,004)	(40,753)	(40,007)	(40,753)	(40,007)
Adjusted EBITDA (3)	$307,273	$306,726	$455,362	$458,086	$550,784	$545,383

Weighted-average common shares outstanding	84,413	84,143	84,276	84,087	84,242	84,118

The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three, nine and twelve months ended September 30, 2019 and September 30, 2018:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net cash provided by operating activities	$214,668	$207,320	$340,865	$342,011	$411,986	$407,422
Changes in working capital	74,481	79,944	54,412	54,900	50,182	52,184
Interest expense, net	28,336	26,985	86,256	80,350	113,149	105,482
Income tax expense (benefit)	61,626	55,260	70,644	59,498	107,001	(21,604)
Amortization of debt issuance costs	(831)	(1,006)	(2,703)	(2,972)	(3,710)	(3,932)
Other (income) expense, net	(1,034)	174	(1,418)	(1,045)	4,440	(6,044)
Interest accretion on notes payable	(324)	(337)	(988)	(1,007)	(1,325)	(1,340)
Changes in deferred income taxes	(49,273)	(41,615)	(50,953)	(33,654)	(90,192)	53,199
Impact of Fresh Start valuation adjustments (2)	—	5	—	12	6	23
Third party interest in EBITDA of certain operations (4)	(20,376)	(20,004)	(40,753)	(40,007)	(40,753)	(40,007)
Capital expenditures, net of property insurance recovery	(26,900)	(21,709)	(122,025)	(112,242)	(142,907)	(130,390)
Cash paid for interest, net	(32,711)	(30,737)	(92,444)	(81,391)	(108,564)	(100,004)
Cash taxes (5)	(7,546)	(9,827)	(24,953)	(24,659)	(30,303)	(27,953)
Adjusted Free Cash Flow (6)	$240,116	$244,453	$215,940	$239,794	$269,010	$287,036

Weighted-average common shares outstanding - basic:	84,413	84,143	84,276	84,087	84,242	84,118

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)

Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the statement of operations each quarter through 2018.

(3)

“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(5)

Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal federal cash taxes for the next two years.

(6)

Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.